PART II

Applies to All Employees

Code of Ethics

Otter Creek Management, Inc. (the “Company) has adopted this Code of Ethics (the “Code”) in order to comply with the fiduciary principles that govern Otter Creek Management, Inc. Rule 204A-1 under the Investment Advisors Act of 1940 (“Advisors Act”) requires all investment advisors registered with the Securities and Exchange Commission (“SEC”) to adopt a Code of Ethics that sets forth standards of conduct and requires compliance with federal securities laws.  Additionally, Rule 17j-1 (the "Rule") under the Investment Company Act of 1940 (the "Investment Company Act") requires investment advisors to mutual funds to adopt a written Code of Ethics and to report any material compliance violations.

For the purposes of this Code, “Access Person” means (i) all management personnel (officers, directors and partners) of the Company, and (ii) any other Employee of the Company who has access to information regarding the purchase or sale of securities by the Company or the portfolio holdings of any of its Clients, or who is involved in making recommendations with respect to purchases or sales of securities.  The Company does not have sufficient physical or electronic barriers in place to prevent all Employees from accessing information regarding the purchase or sale of securities by the Company or the portfolio holdings of any of its Clients.  As a result, the Company treats all Employees as Access Persons for the purpose of this Code.

The following defined terms supplement the defined terms included within the Code.

Beneficial Ownership means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities.  It also includes transactions over which you exercise investment discretion (other than for a client of the Firm), even if you don't share in the profits.

Beneficial Ownership is a very broad concept.  Some examples of forms of Beneficial Ownership include:

•	Securities held in a person's own name, or that are held for the person's benefit in nominee, custodial or "street name" accounts.

•
Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or "street name" account).

•
Securities that are being managed for a person's benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in a "blind trust" or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account.  (Just putting securities into a discretionary account is not enough to remove them from a person's Beneficial Ownership.  This is because, unless the account is a "blind trust" or similar arrangement, the owner of the account can still communicate with the manager about the account and potentially influence the manager's investment decisions.)

•	Securities in a person's individual retirement account.

•	Securities in a person's account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account.

•	Securities owned by a trust of which the person is either a trustee or a beneficiary.

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Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or "street name" account).

•	Securities owned by an investment club in which the person participates.

This is not a complete list of the forms of ownership that could constitute Beneficial Ownership for purposes of this Code.  You should ask the Compliance Officer (defined below) if you have any questions or doubts at all about whether you or a member of your Family/Household would be considered to have Beneficial Ownership in any particular situation.

Chief Compliance Officer or CCO means Joseph W. O'Neill, Jr., or another person that he designates to perform the functions of Chief Compliance Officer when he is not available.  For purposes of reviewing the Chief Compliance Officer's own transactions and reports under this Code, the functions of the Chief Compliance Officer are performed by Roger Keith Long.

Covered Security means anything that is considered a "security" under the Investment Company Act of 1940, except:

•	Direct obligations of the U.S. Government.

•	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements.

•	Shares of open-end investment companies that are registered under the Investment Company Act (mutual funds),

•	Shares issued by unit investment trusts that are exclusively invested in one or more open-ends funds

•	Securities transactions with respect to an automatic dividend reinvestment plan

This is a very broad definition of security.  It includes most kinds of investment instruments, including things that you might not ordinarily think of as "securities," such as:

•	options on securities, on indexes and on currencies;

•	investments in all kinds of limited partnerships;

•	investments in foreign unit trusts and foreign mutual funds; and

•	investments in private investment funds and hedge funds.

If you have any question or doubt about whether an investment is a considered a security or a Covered Security under this Code, ask the Chief Compliance Officer.

Members of your Family/Household include:

•	Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support).

•	Your children under the age of 18.

•	Your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support).

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Any of these people who live in your household:  your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

Comment - There are a number of reasons why this Code covers transactions in which members of your Family/Household have Beneficial Ownership.  First, the SEC regards any benefit to a person that you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise contribute to that person's support.  Second, members of your household could, in some circumstances, learn of information regarding the Firm’s trading or recommendations for client accounts, and must not be allowed to benefit from that information.

A. General Prohibitions Under the Investment Company Act

Rule 17j-1(b)(1)-(4) under the Investment Company Act prohibits fraudulent activities by affiliated persons of a registered investment adviser to a registered mutual fund (“Fund”), such as the Company. Specifically, it is unlawful for any of these persons to:

(a)    employ any device, scheme or artifice to defraud a Fund;

(b)
make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading;

(c)	engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund; or

(d)    engage in any manipulative practice with respect to a Fund.

B.           Administration of Code of Ethics

(a)	The Fund must use reasonable diligence and institute policies and procedures reasonably necessary to prevent its Access Persons from violating this Code;

(b)	The CCO shall circulate the Code and receive an acknowledgement from each employee that the Code has been read and understood (see Appendix 4);

(c)
The CCO shall compare all reports with completed and contemplated portfolio transactions of a Fund to determine whether a possible violation of the Code and/or other applicable trading policies and procedures may have occurred.

C.           Reporting Requirements

Copies of all reporting forms may be obtained from the CCO.

1.      Initial Holdings Reports (See Appendix 5).  No later than 10 calendar days after an Access Person becomes an employee (or within 10 days of the adoption of this Code if the Access Person was] already an employee at the time of its adoption), the Access Person must file an Initial Holdings Report with the CCO.

The Initial Holdings Report requires a list of all Covered Securities in which the Access Person (or members of his or her family/household) have Beneficial Ownership.  It also requires a list of all brokers, dealers and bank accounts maintained in which any securities (not just Covered Securities) were held for the direct or indirect benefit of the Access Person or a member of his or her family/household on the date he or she became an employee (or on the date this Code was adopted, if he or she was already an employee on such date).

2.      Quarterly Transaction Reports (See Appendix 6).  No later than 10 calendar days after the end of March, June, September and December each year, all Access Persons must file a Quarterly Transaction Report with the CCO.

The Quarterly Transaction Report requires a list of all transactions and dates of those transactions during the most recent calendar quarter in Covered Securities in which the Access Person (or a member of his or her family/household) had Beneficial Ownership.  It also requires a list of all brokers, dealers and banks where an Access Peron or a member of his or her family/household established an account in which any securities (not just Covered Securities) were held, and the dates held, during the quarter for the direct or indirect benefit of the Access Person or a member of his or her family/household.

An Access Person may satisfy this requirement if (i) he or she or any member of his or her family/household that has a securities account with any broker, dealer or bank, directs that broker, dealer or bank to send, directly to the CCO, contemporaneous duplicate copies of all periodic statements relating to that account (or if he or she provided timely copies of all such statements to the CCO), and (ii) all transactions in Covered Securities are listed on such statements; provided that such statements must be provided no less frequently than quarterly and within ten (10) days of the end of the relevant period.

3.      Annual Holdings Reports (See Appendix 7).  By January 31st of each year, all Access Persons must file an Annual Holdings Report with the CCO.

The Annual Holdings Report requires the Access Person to list all Covered Securities in which he or she (or a member of his or her family/household) had Beneficial Ownership, and the dates held, as of December 31st of the prior year.  It also requires a list of all brokers, dealers and banks where the Access Person or a member of his or her family/household maintained an account in which any securities (not just Covered Securities) were held, and the dates held, for the direct or indirect benefit of the Access Person or a member of his or her family/household on December 31st of the prior year.  This requirement may be satisfied by providing contemporaneous duplicate copies of periodic account statements.

D.           Recordkeeping

The CCO, or a designee, shall maintain or cause to be maintained in a readily accessible place the following records:

(a)    A copy of all Codes adopted by the firm that have been in effect during the past five years;

(b)    A record of any violation of this Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

(c)    A record of compliance certifications for each employee or access person for the last five years;

(d)    A copy of all reports made pursuant to Advisers Act Rule 204A-1 and Rule 17j-1 of the Investment Company Act; and

(e)    A list of all persons who are, or within the preceding five years have been, access persons.

(f)     A record of any decision and the reasons therefore, to permit investments in IPOs or limited offerings.

E.           Transaction Restrictions

1.	Prohibition on Trading in Covered Securities held by a Client or that are Being Considered for Purchase or Sale for a Client.

You are prohibited from trading in a Covered Security that is being considered for purchase or sale on a client’s behalf.  Exceptions to the prohibition may be granted upon receiving pre-approval from the Firm’s Compliance Officer.

2.      Preclearance.

The Firm requires preclearance of personal securities transactions in Covered Securities.  Preclearance may be granted upon request via the Personal Trade Request Form. (A copy of the Personal Trade Request Form can be obtained from the Compliance Officer.)

Preclearance may also be granted upon request via e-mail, preferably, or via telephone, or other verbal request. In such cases, the Personal Trade Request Form may be submitted post trade.

The approval is valid for the day on which it is granted and the immediately following business day.  The Compliance Officer may revoke a preclearance any time after it is granted and before you execute the transaction.  The Compliance Officer may deny or revoke preclearance for any reason.  In no event will preclearance be granted for any Covered Security if the Firm has a buy or sell order pending for that same security or a closely related security (such as an option relating to that security, or a related convertible or exchangeable security).

3.      Transaction Reporting.

Transactions in Covered Securities by you and members of your Family/Household must be reported to the Firm's Compliance Officer by the end of the day on which the transaction is executed and the transaction will be disseminated across the Company.

4.      Private Placements.

Neither you nor any member of your Family/Household may acquire any Beneficial Ownership in any security (not just Covered Securities) in a private placement, except with the specific, advance written approval of the Compliance Officer, which the Compliance Officer may deny for any reason.

5.      Prohibition on Initial Public Offerings.

Neither you nor any member of your Family/Household may acquire any Beneficial Ownership in any security (not just Covered Securities) in an initial public offering without prior approval of the Compliance Officer.

6.      Holding Period and Options Restriction

Unless otherwise approved by the CCO in writing, you and members of your Family/Household shall hold all Covered Securities for a minimum of 30 calendar days after purchase of the Covered Security.  In addition, during the 30 day period no options shall be traded on the underlying Covered Securities in a manner that creates a constructive sale or purchase, effectively mitigating the minimum holding period.  Options may be purchased during that period to increase the position of the Covered Security.